Exhibit 99.1

Contacts:

Media: Margaret Kirch Cohen, 312-696-6383 or margaret.cohen@morningstar.com

Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports First-Quarter 2011 Financial Results

CHICAGO, April 27, 2011—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its first-quarter 2011 financial results. The company reported consolidated revenue of $151.8 million in the first quarter of 2011, an increase of 18.3% from $128.3 million in the first quarter of 2010. Consolidated operating income was $31.8 million in the first quarter of 2011, an increase of 2.8% compared with $30.9 million in the same period a year ago. Net income was $22.5 million, or 44 cents per diluted share, compared with $20.2 million, or 40 cents per diluted share, in the first quarter of 2010.

Excluding acquisitions and the effect of foreign currency translations, revenue rose 10%. First-quarter results included $9.0 million in revenue from acquisitions. Foreign currency translations had a favorable effect of $1.7 million. Revenue excluding acquisitions and foreign currency translations (organic revenue) is a non-GAAP measure; the accompanying financial tables contain a reconciliation to consolidated revenue.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “Organic revenue rose 10% in the first quarter, with increases across all major product lines. Morningstar Direct and Investment Consulting led the growth. Although operating margin declined by 3.1 percentage points, the majority of the decline was related to a $3.2 million expense for the previously announced separation agreement with our former chief operating officer. We generated free cash flow of $9.3 million, after paying $37.5 million in bonuses, and ended the quarter with $385 million in cash and investments.”

Mansueto added, “During the quarter we launched several new research initiatives. We added important data points to help ETF investors analyze total costs. We began offering qualitative reports and ratings for closed-end funds and new portfolio management tools on Morningstar.com. We also held our first institutional investor conference in Europe and published our second Global Fund Investor Experience study, which compares how fund investors are treated in 22 different countries. All of these efforts support our growth strategy to continue building thought leadership in independent investment research.”

Key Business Drivers

Morningstar has two operating segments: Investment Information and Investment Management. The Investment Information segment includes all of the company’s data, software, and research products and services. These products and services are typically sold through subscriptions or license agreements. The Investment Management segment includes all of the company’s asset management operations, which earn more than half of their revenue from asset-based fees.

Revenue:  In the first quarter of 2011, revenue in the Investment Information segment was $120.4 million, an increase of $16.9 million, or 16.3%, compared with the first quarter of 2010, including $7.7 million from acquisitions. Excluding acquisitions, revenue in this segment rose year over year, with particular strength in institutional and advisor software. Revenue in the Investment Management segment rose 26.7% to $31.4 million, including $1.3 million from acquisitions. Excluding acquisitions, revenue in this segment increased year over year across all product lines.

Revenue from international operations was $43.6 million in the first quarter of 2011, an increase of 22.2% from the same period a year ago. International revenue included $3.5 million from acquisitions. Foreign currency translations had a favorable effect of $1.7 million on international revenue. Excluding acquisitions and foreign currency translations, international revenue rose 7.7% in the first quarter. International revenue excluding acquisitions and foreign currency translations is a non-GAAP measure; the accompanying financial tables contain a reconciliation to international revenue.

Operating Income:  Consolidated operating income was $31.8 million in the first quarter of 2011, a 2.8% increase from the same period in 2010. Operating expense rose $22.6 million, or 23.2%.

Incremental operating expense related to businesses acquired in 2010 represented approximately 40% of the operating expense increase. The company completed seven acquisitions in 2010. Because of the timing of these acquisitions, first-quarter 2011 results include operating expense that did not exist in the same period in 2010.

Approximately 40% of the growth in total operating expense was due to higher salaries, reflecting additional headcount from acquisitions and filling open positions, as well as salary increases made in July 2010.

Incentive compensation and employee benefit costs represented another 18% of the overall operating expense increase. Bonus expense rose $2.4 million compared with the prior-year period, primarily in general and administrative expense. Sales commissions were $0.9 million higher, reflecting improved sales activity. In 2011, Morningstar reinstated some of the benefits it suspended in previous years. This included increasing the matching contributions to its 401(k) plan in the United States, representing approximately $0.8 million of expense in the quarter.

General and administrative expense in the first quarter of 2011 includes $3.2 million for a previously announced separation agreement with Morningstar’s former chief operating officer.

Morningstar had approximately 3,235 employees worldwide as of March 31, 2011, compared with 2,760 as of March 31, 2010. Headcount rose year over year because of continued hiring in the company’s development centers in China and India as well as acquisitions.

The company’s operating margin was 21.0% in the first quarter of 2011, down from 24.1% in the same period in 2010. The $3.2 million expense related to the separation agreement contributed 2.1 percentage points to the margin decline. Acquisitions also contributed to the lower margin, but to a lesser extent.

As a percentage of revenue, most operating expense categories did not significantly change in the first quarter of 2011. General and administrative (G&A) expense, however, rose more in percentage terms mainly because of the separation agreement expense. Separately, bonus expense included in G&A increased $3.2 million because the company paid a greater portion of the 2010 bonus to employees in this category compared with its initial estimate.

Effective Tax Rate:  Morningstar’s effective tax rate in the first quarter of 2011 was 31.8%, reflecting the positive effect of certain income tax benefits, the difference between U.S. federal and foreign tax rates, and tax credits related to Morningstar’s research and development activities. The effective tax rate declined 3.5 percentage points, primarily reflecting the positive effect of certain deferred income tax benefits recorded in the first quarter of 2011.

Free Cash Flow:  Morningstar generated free cash flow of $9.3 million in the first quarter of 2011, reflecting cash provided by operating activities of $14.3 million and $5.0 million of capital expenditures.

Cash flow from operating activities was flat compared with the prior-year period despite a $16.1 million increase in bonus payments this quarter. The company made bonus payments of $37.5 million in the first quarter of 2011, compared with $21.4 million in the first quarter of 2010. Morningstar typically pays annual bonuses in the first quarter. As a result, first-quarter operating cash flow tends to be lower compared with subsequent quarters.

Capital expenditures increased $3.4 million in the quarter, primarily reflecting payments for the company’s new development center in China.

Free cash flow is a non-GAAP measure; the accompanying financial tables contain a reconciliation to cash provided by operating activities. Morningstar defines free cash flow as cash provided by or used for operating activities less capital expenditures.

As of March 31, 2011, Morningstar had cash, cash equivalents, and investments of $385.3 million, compared with $365.4 million as of Dec. 31, 2010. On April 29, 2011, the company expects to pay approximately $2.5 million for its regular quarterly dividend.

Business Segment Performance

Investment Information Segment:  The largest products and services in this segment based on revenue are Morningstar® Licensed Data; Morningstar® Advisor WorkstationSM (including Morningstar Office); Morningstar.com®, including Premium Memberships and advertising sales; and Morningstar DirectSM.

•                  Revenue was $120.4 million in the first quarter of 2011, a 16.3% increase from $103.5 million in the first quarter of 2010.

•                  Acquisitions contributed revenue of $7.7 million.

•                  Morningstar Direct was the largest contributor to the increase in segment revenue; Morningstar Advisor Workstation (including Morningstar Office), Licensed Data, Site Builder and Licensed Tools, and Internet advertising sales on Morningstar.com were also positive contributors. Licenses for Morningstar Direct rose 35% to 5,092. Premium Membership subscriptions for Morningstar.com fell about 6% because of ongoing weakness in new trials. Morningstar Advisor Workstation licenses rose slightly to 155,519, and Principia subscriptions declined 6% to 32,884.

•                  Operating income was $32.3 million in the first quarter of 2011, compared with $32.7 million in the same period in 2010. Operating expense in this segment increased $17.3 million, or 24.5%, with approximately 40% of the increase from acquisitions. Higher compensation, bonus, commission, and benefits expense also contributed to the increase.

•                  Operating margin was 26.8% in the first quarter of 2011 versus 31.6% in the prior-year period. The decrease mainly reflects higher compensation-related expense as a percentage of revenue. Acquisitions reduced the segment’s margin by about 1 percentage point.

Investment Management Segment:  The largest products in this segment based on revenue are Investment Consulting; Retirement Advice, including Advice by Ibbotson® and Morningstar® Retirement ManagerSM; and Morningstar® Managed PortfoliosSM.

•                  Revenue was $31.4 million in the first quarter of 2011, an increase of 26.7% from $24.8 million in the same period in 2010.

•                  Acquisitions contributed revenue of $1.3 million.

•                  Investment Consulting and Retirement Advice were the primary drivers behind the revenue growth. Morningstar Managed Portfolios also contributed to the increase, but to a lesser extent.

•                  Assets under advisement for Investment Consulting were $111.7 billion as of March 31, 2011, compared with $62.6 billion as of March 31, 2010.  Approximately $41.1 billion of the assets reflects a new fund-of-funds program that began in May 2010 for an existing Morningstar Associates client. Excluding assets from this program, assets under advisement increased about 13% year over year, mainly reflecting positive market performance. Assets under management for Retirement Advice rose to $20.6 billion as of March 31, 2011, versus $16.1 billion as of March 31, 2010. Assets under management for Morningstar Managed Portfolios increased to $2.9 billion as of March 31, 2011, compared with $2.3 billion as of March 31, 2010.

•                  Operating income in the Investment Management segment was $17.0 million in the first quarter of 2011, an increase of 28.2% compared with the first quarter of 2010. Operating expense in the segment rose $2.8 million, or 24.8%, partly reflecting incremental operating expense from acquisitions. Higher compensation-related expense also contributed to the growth in operating expense.

•                  Operating margin improved to 54.3% in the first quarter of 2011 versus 53.7% in the prior-year period, because revenue growth exceeded operating expense growth.

Intangible Amortization and Corporate Depreciation Expense:  Morningstar does not allocate expense for intangible amortization or corporate depreciation to its operating segments. Intangible amortization, which represents the majority of the expense in this category, was $6.5 million in the first quarter of 2011, an increase of $1.0 million, reflecting additional amortization expense from acquisitions. Corporate depreciation expense was $1.8 million in the first quarter.

Corporate Unallocated:  This category includes costs related to corporate functions, including general management, information technology used to support corporate systems, legal, finance, human resources, marketing, and corporate communications. Costs in this category were $9.2 million, an increase of $1.4 million, or 17.7%. This change includes $3.2 million related to the separation agreement with the company’s former chief operating officer. The company capitalized $0.6 million of operating expense in the quarter for software development, partially offsetting the increase in operating expense. In addition, in the first quarter of 2010, the company expensed $0.8 million to increase a liability for vacant office space. This expense did not recur in the first quarter of 2011.

Investor Communication

Morningstar encourages all interested parties—including securities analysts, current shareholders, potential shareholders, and others—to submit questions in writing. Investors and others may send an e-mail to investors@morningstar.com, contact the company via fax at 312-696-6009, or write to Morningstar at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington Street

Chicago, IL 60602

Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally on the first Friday of every month.

Annual Shareholders’ Meeting

Investors are invited to attend Morningstar’s annual meeting at 9 a.m. on Tuesday, May 17, 2011, at its corporate headquarters at 22 W. Washington Street in Chicago. If you are interested in attending, please register at http://corporate.morningstar.com/US/asp/meetingregistration.aspx.

About Morningstar, Inc.
Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 390,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 5 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services and has nearly $140 billion in assets under advisement and management as of March 31, 2011. The company has operations in 26 countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition, including current global financial uncertainty; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2010. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Non-GAAP Financial Measures

To supplement Morningstar’s consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission:  free cash flow, consolidated revenue excluding acquisitions and foreign currency translations (organic revenue), and international revenue excluding acquisitions and foreign currency translations. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after Morningstar spends money to operate its business. Morningstar uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities). For more information on free cash flow, please see the reconciliation from cash provided by operating activities to free cash flow included in the accompanying financial tables. Morningstar presents consolidated revenue excluding acquisitions and foreign currency translations (organic revenue) and international revenue excluding acquisitions and foreign currency translations because the company believes these non-GAAP measures help investors better compare period-to-period results. For more information, please see the reconciliation provided in the accompanying financial tables.

All dollar and percentage comparisons, which are often accompanied by words such as “increase,” “decrease,” “grew,” “declined, “or “was similar” refer to a comparison with the same period in the previous year unless otherwise stated.

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©2011 Morningstar, Inc.  All rights reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended March 31
(in thousands, except per share amounts)	2011	2010	change

Revenue	$151,767	$128,290	18.3%
Operating expense(1):
Cost of goods sold	40,669	34,316	18.5%
Development	11,988	10,889	10.1%
Sales and marketing	26,482	22,561	17.4%
General and administrative	30,617	20,643	48.3%
Depreciation and amortization	10,202	8,939	14.1%
Total operating expense	119,958	97,348	23.2%
Operating income	31,809	30,942	2.8%
Operating margin	21.0%	24.1%	(3.1)pp

Non-operating income (expense), net:
Interest income, net	524	587	(10.7%)
Other income (expense), net	250	(766)	NMF
Non-operating income (expense), net	774	(179)	NMF

Income before income taxes and equity in net income of unconsolidated entities	32,583	30,763	5.9%
Income tax expense	10,518	10,995	(4.3%)
Equity in net income of unconsolidated entities	374	389	(3.9%)
Consolidated net income	22,439	20,157	11.3%
Net loss attributable to noncontrolling interests	98	31	216.1%
Net income attributable to Morningstar, Inc.	$22,537	$20,188	11.6%

Net income per share attributable to Morningstar, Inc.:
Basic	$0.45	$0.41	9.8%
Diluted	$0.44	$0.40	10.0%
Weighted average common shares outstanding:
Basic	49,800	48,828
Diluted	50,953	50,332

	Three months ended March 31
	2011	2010
(1) Includes stock-based compensation expense of:
Cost of goods sold	$879	$715
Development	471	393
Sales and marketing	422	403
General and administrative	1,877	1,426
Total stock-based compensation expense	$3,649	$2,937

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Operating Expense as a Percentage of Revenue

	Three months ended March 31
	2011	2010	change

Revenue	100.0%	100.0%	—
Operating expense(1):
Cost of goods sold	26.8%	26.7%	0.1pp
Development	7.9%	8.5%	(0.6)pp
Sales and marketing	17.4%	17.6%	(0.2)pp
General and administrative	20.2%	16.1%	4.1pp
Depreciation and amortization	6.7%	7.0%	(0.3)pp
Total operating expense(2)	79.0%	75.9%	3.1pp
Operating margin	21.0%	24.1%	(3.1)pp

	Three months ended March 31
	2011	2010	change
(1) Includes stock-based compensation expense of:
Cost of goods sold	0.6%	0.6%	—
Development	0.3%	0.3%	—
Sales and marketing	0.3%	0.3%	—
General and administrative	1.2%	1.1%	0.1pp
Total stock-based compensation expense(2)	2.4%	2.3%	0.1pp

(2) Sum of percentages may not equal total because of rounding.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended March 31
($000)	2011	2010

Operating activities
Consolidated net income	$22,439	$20,157
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	10,202	8,939
Deferred income tax benefit	(677)	(1,287)
Stock-based compensation expense	3,649	2,937
Equity in net income of unconsolidated entities	(374)	(389)
Excess tax benefits from stock option exercises and vesting of restricted stock units	(4,122)	(3,048)
Other, net	(227)	954
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(3,357)	(4,867)
Other assets	1,453	(480)
Accounts payable and accrued liabilities	(2,600)	1,174
Accrued compensation	(26,876)	(22,516)
Deferred revenue	9,847	10,430
Income taxes - current	5,297	3,681
Deferred rent	(399)	(392)
Other liabilities	91	(843)
Cash provided by operating activities	14,346	14,450
Investing activities
Purchases of investments	(67,352)	(50,964)
Proceeds from maturities and sales of investments	62,359	87,934
Capital expenditures	(5,037)	(1,650)
Acquisitions, net of cash acquired	—	(738)
Other, net	(14)	—
Cash provided by (used for) investing activities	(10,044)	34,582
Financing activities
Proceeds from stock option exercises	4,921	3,494
Excess tax benefits from stock option exercises and vesting of restricted stock units	4,122	3,048
Dividends paid	(2,494)	—
Other, net	(214)	315
Cash provided by financing activities	6,335	6,857
Effect of exchange rate changes on cash and cash equivalents	2,561	(1,032)
Net increase in cash and cash equivalents	13,198	54,857
Cash and cash equivalents—Beginning of period	180,176	130,496
Cash and cash equivalents—End of period	$193,374	$185,353

Reconciliation from cash provided by operating activities to free cash flow (a non-GAAP measure):

	Three months ended March 31
($000)	2011	2010

Cash provided by operating activities	$14,346	$14,450
Less: Capital expenditures	(5,037)	(1,650)
Free cash flow	$9,309	$12,800

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	March 31	December 31
($000)	2011	2010

Assets
Current assets:
Cash and cash equivalents	$193,374	$180,176
Investments	191,886	185,240
Accounts receivable, net	115,259	110,891
Deferred tax asset, net	2,648	2,860
Income tax receivable, net	9,361	10,459
Other	15,450	17,654
Total current assets	527,978	507,280

Property and equipment, net	62,364	62,105
Investments in unconsolidated entities	24,664	24,262
Goodwill	325,318	317,661
Intangible assets, net	162,569	169,023
Other assets	7,335	5,971
Total assets	$1,110,228	$1,086,302

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$40,528	$42,680
Accrued compensation	36,799	62,404
Deferred revenue	157,660	146,267
Other	1,446	1,373
Total current liabilities	236,433	252,724

Accrued compensation	5,071	4,965
Deferred tax liability, net	18,503	19,975
Other long-term liabilities	26,468	27,213
Total liabilities	286,475	304,877
Total equity	823,753	781,425
Total liabilities and equity	$1,110,228	$1,086,302

Morningstar, Inc. and Subsidiaries

Segment Information

	Three months ended March 31
($000)	2011	2010	change

Revenue
Investment Information	$120,399	$103,524	16.3%
Investment Management	31,368	24,766	26.7%
Consolidated revenue	$151,767	$128,290	18.3%

Revenue—U.S.	$108,181	$92,610	16.8%
Revenue—International	$43,586	$35,680	22.2%

Revenue—U.S. (percentage of consolidated revenue)	71.3%	72.2%	(0.9)pp
Revenue—International (percentage of consolidated revenue)	28.7%	27.8%	0.9pp

Operating income (loss)(1)
Investment Information	$32,307	$32,746	(1.3%	)
Investment Management	17,046	13,293	28.2%
Intangible amortization and corporate depreciation expense	(8,301)	(7,246)	14.6%
Corporate unallocated	(9,243)	(7,851)	17.7%
Consolidated operating income	$31,809	$30,942	2.8%

Operating margin(1)
Investment Information	26.8%	31.6%	(4.8)pp
Investment Management	54.3%	53.7%	0.6pp
Consolidated operating margin	21.0%	24.1%	(3.1)pp

(1) Includes stock-based compensation expense allocated to each segment.

Morningstar, Inc. and Subsidiaries

Supplemental Data

	As of March 31
	2011	2010		% change
Our employees
Worldwide headcount (approximate)	3,235	2,760		17.2%
Number of worldwide equity and credit analysts	117	104		12.5%
Number of worldwide fund analysts	91	90	(1)	1.1%

Our business
Investment Information
Morningstar.com Premium subscriptions (U.S.)	138,607	146,726		(5.5%	)
Registered users for Morningstar.com (U.S.)	6,396,188	6,114,706		4.6%
U.S. Advisor Workstation and Morningstar Office licenses	155,519	154,474		0.7%
Principia subscriptions	32,884	35,033		(6.1%	)
Morningstar Direct licenses	5,092	3,771		35.0%

Investment Management
Assets under advisement for Investment Consulting	$111.7 bil	$62.6 bil		78.4%
Assets under management for managed retirement accounts	$20.6 bil	$16.1 bil		28.0%
Assets under management for Morningstar Managed Portfolios	$2.9 bil	$2.3 bil		26.1%
Assets under management for Ibbotson Australia	$3.5 bil	$3.6 bil		(2.8%	)

(1) Morningstar has revised the fund analysts total to only include employees responsible for writing analyst research reports.

	Three months ended March 31
($000)	2011	2010
Effective tax rate
Income before income taxes and equity in net income of unconsolidated entities	$32,583	$30,763
Equity in net income of unconsolidated entities	374	389
Net loss attributable to noncontrolling interests	98	31
Total	$33,055	$31,183
Income tax expense	$10,518	$10,995
Effective tax rate	31.8%	35.3%

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures

Morningstar includes an acquired operation as part of revenue and expense from acquisitions for 12 months after we complete the acquisition. Operating expense related to acquisitions also includes amortization of intangible assets, professional fees, and expense related to vacant office space incurred as part of the acquisition process. It’s important to note that it’s difficult to precisely quantify the amount of operating expense from acquisitions.  We don’t always maintain acquired operations as stand-alone businesses, and we often integrate administrative or other functions with existing operations.

Reconciliation from consolidated revenue to revenue excluding acquisitions and foreign currency translations (organic revenue):

	Three months ended March 31
($000)	2011	2010	% change

Consolidated revenue	$151,767	$128,290	18.3%
Less: acquisitions	(9,015)	—	NMF
Favorable impact of foreign currency translations	(1,680)	—	NMF
Revenue excluding acquisitions and foreign currency translations	$141,072	$128,290	10.0%

Reconciliation from international revenue to international revenue excluding acquisitions and foreign currency translations:

	Three months ended March 31
($000)	2011	2010	% change

International revenue	$43,586	$35,680	22.2%
Less: acquisitions	(3,485)	—	NMF
Favorable impact of foreign currency translations	(1,680)	—	NMF
International revenue excluding acquisitions and foreign currency translations	$38,421	$35,680	7.7%

The following table summarizes the change in operating expense in the first quarter of 2011 compared with the first quarter of 2010:

	Three months ended March 31
($000)	2011	2010	$ change
Total operating expense	$119,958	$97,348	$22,610
Explanation of year over year change in operating expense:
Acquisitions			$9,246
Unfavorable impact of foreign currency translations			1,446
All other changes in operating expense			11,918
Total			$22,610

The table below shows the period in which we included each acquired operation in revenue and expense from acquisitions:

Acquisition	Date of acquisition	2011 revenue from acquisitions
Footnoted business of Financial Fineprint Inc.	February 1, 2010	January 1 through January 31, 2011
Aegis Equities Research	April 1, 2010	January 1 through March 31, 2011
Old Broad Street Research Ltd.	April 12, 2010	January 1 through March 31, 2011
Realpoint, LLC	May 3, 2010	January 1 through March 31, 2011
Morningstar Danmark A/S	July 1, 2010	January 1 through March 31, 2011
Seeds Group	July 1, 2010	January 1 through March 31, 2011
Annuity intelligence business of Advanced Sales and Marketing Corporation	November 1, 2010	January 1 through March 31, 2011